As filed with the Securities and Exchange Commission on July 24, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-1746596
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
7902 Westpark Drive
McLean, VA 22102
(Address, including zip code, of principal executive offices)

SUNRISE SENIOR LIVING, INC.
2008 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Mark S. Ordan
Chief Executive Officer
Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, VA 22102
(Name and address of agent for service)

(703) 272-7500
(Telephone number, including area code, of agent for service)

Copies to:
George P. Barsness, Esq.
Alexander J. Park, Esq.
Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to be	maximum offering	maximum aggregate	Amount of
Title of securities to be registered	Registered(2)(3)	price per share (4)	offering price (4)	registration fee(4)
Common Stock, par value $0.01 per share(1)	8,157,228 shares	$1.19 to $1.33	$10,189,714	$0

(1)	This registration statement also applies to rights to purchase Series D Junior Participating Preferred Stock of Sunrise Senior Living, Inc. (the “Company” or the “Registrant”), pursuant to the Rights Agreement, dated as of April 24, 2006, as amended by the First Amendment thereto, dated as of November 19, 2008, between the Company and American Stock Transfer & Trust Company, as Rights Agent (as amended, the “Rights Agreement”), which rights are attached to, and tradable only with, the Common Stock registered hereby.

(2)	In accordance with the terms of the Sunrise Senior Living, Inc. 2008 Omnibus Incentive Plan (the “2008 Plan”), the 4,800,000 shares of Common Stock that are issuable under the 2008 Plan are subject to increase by the number of shares of Common Stock covered by outstanding equity awards under the Prior Plans (as defined below) that are not purchased, are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto or are settled in cash in lieu of shares, after September 17, 2008. As of September 17, 2008, the Company had outstanding under the Prior Plans (a) options to purchase 3,154,921 shares of Common Stock, (b) 623,996 shares of restricted Common Stock, and (c) 4,466 restricted Common Stock units. Subsequent to September 17, 2008 and through the date of the filing of this registration statement on Form S-8, equity awards under the Prior Plans relating to (a) an aggregate of 596,420 shares of Common Stock have been forfeited or have expired or otherwise terminated without delivery of any shares subject thereto or settled in cash in lieu of shares (the “Forfeited Equity Awards”) and (b) an aggregate of 421,689 shares of Common Stock and 4,466 restricted Common Stock units have vested or been issued. Accordingly, this registration statement includes (i) 4,800,000 shares of Common Stock that are originally issuable under the 2008 Plan, (ii) up to 596,420 additional shares of Common Stock covered by Forfeited Equity Awards under the Prior Plans and (iii) up to 2,760,808 additional shares of Common Stock that may be issuable in accordance with the 2008 Plan, which number represents the maximum aggregate number of shares of Common Stock covered by equity awards under the Prior Plans outstanding as of July 23, 2009 that may expire, be forfeited or not be purchased, or otherwise be terminated without delivery or be settled in cash in lieu of shares. As used herein, the term “Prior Plans” consists of the Company’s existing 1995 Stock Option Plan, as amended; 1996 Non-Incentive Stock Option Plan, as amended; 1997 Stock Option Plan, as amended; 1998 Stock Option Plan, as amended; 1999 Stock Option Plan, as amended; 2000 Stock Option Plan, as amended; 2001 Stock Option Plan, as amended; 2002 Stock Option and Restricted Stock Plan, as amended; and 2003 Stock Option and Restricted Stock Plan, as amended.

(3)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover, in addition to the number of shares of Common Stock shown above, an indeterminate number of shares that may become issuable under the 2008 Plan to prevent dilution as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of Common Stock.

(4)	Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price have been calculated based on (a) the weighted average exercise price for shares of Common Stock that are subject to options that have been granted and currently are outstanding pursuant to the 2008 Plan and (b) the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on July 21, 2009, for shares of Common Stock that are issuable pursuant to the 2008 Plan and not subject to outstanding options.

In addition, pursuant to Rule 457(p) under the Securities Act, a portion of the $3,510 previously paid registration fee associated with 1,302,929 shares of Common Stock (after giving effect to the Company’s 2-for-1 stock split that occurred on October 4, 2005) that remain unsold under the Company’s registration statement on Form S-8 (Registration No. 333-120738) related to the Company’s Employee Stock Purchase Plan is hereby used to offset in full the total registration fee for this registration statement on Form S-8. The following chart illustrates the calculation of the registration fee:

		Offering Price per	Aggregate offering
Type of Shares	Number of Shares	Share	price
Shares issuable pursuant to outstanding options under the 2008 Plan	4,710,000	$1.19	$5,604,900
Maximum number of shares otherwise issuable pursuant to the 2008 Plan	3,447,228	$1.33	$4,584,814
Total number of shares/aggregate offering price	8,157,228		$10,189,714
Registration fee			$569
Offset of registration fee			$(569)
Net registration fee payable			$0

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
          As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed by the Company with the Commission are incorporated by reference herein and shall be deemed to be a part hereof as of their respective filing dates:

Report (File Number (1-16499))	Filing Date

Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment Nos. 1 and 2 thereto.	Filed on March 2, 2009, March 31, 2009 and April 30, 2009.

Quarterly Report on Form 10-Q for the quarter ended March 31, 2009	Filed on May 8, 2009.

Current Reports on Form 8-K, dated January 14, 2009, February 13, 2009, February 25, 2009, February 27, 2009 (Item 8.01 only), March 5, 2009, March 23, 2009, March 31, 2009, April 28, 2009, May 4, 2009, May 4, 2009, May 8, 2009, May 27, 2009, May 29, 2009, June 15, 2009, June 26, 2009 and July 24, 2009, respectively.
Filed on January 21, 2009, February 20, 2009, February 26, 2009, March 5, 2009, March 11, 2009, March 23, 2009, April 6, 2009, April 28, 2009, May 4, 2009, May 8, 2009, May 8, 2009, May 27, 2009, June 4, 2009, June 18, 2009, June 30, 2009 and July 24, 2009, respectively.

The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A, dated May 15, 2001, filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as supplemented by the Company’s Current Report on Form 8-K dated November 13, 2008 and filed with the Commission on November 19, 2008.
Filed on May 16, 2001.

Report (File Number (1-16499))	Filing Date

The description of the rights to purchase the Company’s Series D Participating Junior Preferred Stock contained in the Registration Statement on Form 8-A, dated April 24, 2006, filed with the Commission under Section 12(b) of the Exchange Act, as supplemented by the Company’s Current Report on Form 8-K dated November 13, 2008 and filed with the Commission on November 19, 2008.
Filed on April 24, 2006.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
          Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Under Section 145 of the Delaware General Corporation Law (the “Delaware Law”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

          The Registrant’s Amended and Restated Bylaws, as amended (the “Bylaws”), provide for mandatory indemnification of directors and officers generally to the same extent authorized by the Delaware Law. Under the Bylaws, the Registrant must advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification.
          The Registrant has entered into separate indemnification agreements with certain of its directors and officers. Each indemnification agreement provides for, among other things: (i) indemnification against any and all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid in settlement) of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under applicable law; and (ii) prompt advancement of expenses to any indemnified party in connection with his or her defense against any claim.
          The Registrant also maintains directors’ and officers’ liability insurance.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.
          The exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere in this Registration Statement and is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia on July 24, 2009.

SUNRISE SENIOR LIVING, INC.
By:	/s/ Mark S. Ordan
Mark S. Ordan
Chief Executive Officer and Director

POWER OF ATTORNEY
          Each person whose signature appears below constitutes and appoints Mark S. Ordan his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Ordan	Chief Executive Officer and Director	July 24, 2009
Mark S. Ordan	(Principal Executive Officer)

/s/ Julie A. Pangelinan	Chief Financial Officer	July 24, 2009
Julie A. Pangelinan	(Principal Financial Officer)

/s/ C. Marc Richards	Chief Accounting Officer	July 24, 2009
C. Marc Richards	(Principal Accounting Officer)

/s/ Paul J. Klaassen	Non-Executive Chair of the Board	July 24, 2009

Paul J. Klaassen

Signature	Title	Date

/s/ Glyn F. Aeppel	Director	July 24, 2009

Glyn F. Aeppel

/s/ Thomas J. Donohue	Director	July 24, 2009

Thomas J. Donohue

/s/ David I. Fuente	Director	July 24, 2009

David I. Fuente

/s/ Stephen D. Harlan	Director	July 24, 2009

Stephen D. Harlan

/s/ J. Douglas Holladay	Director	July 24, 2009

J. Douglas Holladay

/s/ Lynn Krominga	Director	July 24, 2009

Lynn Krominga

/s/ William G. Little	Director	July 24, 2009

William G. Little

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of April 24, 2006, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), which includes the form of Certificate of Designation of the Series D Junior Participating Preferred Stock as Exhibit A, the Summary of Rights to Purchase Series D Junior Participating Preferred Stock as Exhibit B and the form of Rights Certificate as Exhibit C (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 21, 2006)

4.2	First Amendment to the Rights Agreement, dated as of November 19, 2008, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 19, 2008)

5.1*	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities registered hereby

23.1	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Ernst & Young LLP

23.4*	Consent of Ernst & Young LLP

23.5*	Consent of Deloitte & Touche LLP

23.6*	Consent of Deloitte & Touche LLP

23.7*	Consent of Beers & Cutler PLLC

23.8*	Consent of Beers & Cutler PLLC

23.9*	Consent of PricewaterhouseCoopers LLP

23.10*	Consent of Reznick Group P.C.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

99.1	Sunrise Senior Living, Inc. 2008 Omnibus Incentive Plan (incorporated by reference from Exhibit B to the Company’s Definitive Proxy Statement for the 2008 Annual Meeting of Stockholders filed with the Commission on October 20, 2008)

*	Filed herewith